UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2011

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 S. Wacker Drive, Suite 4800, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                Other Events.

ATRIA ACQUISITION EXPECTED TO CLOSE

Lustig Expected to Join Ventas Board

Ventas, Inc. (“Ventas”) expects the Atria acquisition (as defined below) to be completed imminently.  Following the closing date of the Atria acquisition, Ventas expects to increase the size of the Ventas Board of Directors (the “Board”) to ten directors and fill the resulting vacancy with the appointment of Matthew J. Lustig.  As previously announced, in October 2010, Ventas entered into a definitive agreement to acquire substantially all of the real estate assets of Atria Senior Living Group, Inc. and certain of its affiliated entities (collectively, “Atria”), by way of merger (the “Atria acquisition”), including 118 private pay seniors housing communities located in markets such as the New York metropolitan area, New England and California.

As disclosed in the Proxy Statement for the Ventas 2011 Annual Meeting of Stockholders (the “Annual Meeting”), filed with the Securities and Exchange Commission on March 28, 2011, the Board nominated Mr. Lustig for election to the Board at the Annual Meeting, contingent upon the closing of the Atria acquisition.  Because the Atria acquisition will not be completed in advance of the Annual Meeting (which will be held at 8:00 a.m. Central Time on May 12, 2011), Mr. Lustig’s nomination for election to the Board at the Annual Meeting has been withdrawn.

Accordingly, the first proposal to be considered and voted on at the Annual Meeting will be the election of the following nine directors nominated by the Board to hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified: Debra A. Cafaro, Douglas Crocker II, Ronald G. Geary, Jay M. Gellert, Robert D. Reed, Sheli Z. Rosenberg, Glenn J. Rufrano, James D. Shelton, and Thomas C. Theobald.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: May 12, 2011	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary